Exhibit 10.9

SUNOCO, INC.

EXECUTIVE RETIREMENT PLAN

(Amended and Restated as of January 1, 2003)

ARTICLE I

Definitions

1.01 95% Withdrawal—shall have the meaning set forth herein at Section 6.04(c).

1.02 Actuarial Equivalent—shall mean, except as otherwise provided in this Section, a benefit of equivalent value to the benefit which would otherwise have been provided to the Participant, determined on the same basis as determined under the Sunoco, Inc. Retirement Plan. Notwithstanding the preceding sentence, for purposes of determining the Actuarial Equivalent lump-sum value for payment of benefits under Section 3.09, the mortality table described in Treasury Regulation Section 1.417(e)-1(d)(2) and the applicable interest rate described in Treasury Regulation Section 1.417(e)-1(d)(3) as specified for the second month preceding the calendar quarter in which the annuity starting date occurs shall be used. For purposes of determining the lump-sum Actuarially Equivalent value of retirement income pursuant to Section 3.02, 3.03,3.04, 3.05, 3.07 or 3.08, the value of early retirement and survivor benefits under the Plan shall be reflected in such lump-sum amounts.

1.03 Affiliated Company—shall mean:

(a) Any corporation which is included within a “controlled group of corporations” within which Sunoco, Inc., is also included as determined under Section 1563 of the Internal Revenue Code of 1986 without regard to subsections (a)(4) and (e)(3)(C) of said Section 1563;

(b) Any other trades or businesses (whether or not incorporated) which, based on principles similar to those defining a “controlled group of corporations” for purposes of (a) above, are under common control; and

(c) Any other organization so designated by the Board Committee.

1.04 Affiliated Company Benefit—shall mean the monthly amount of benefit (or the Actuarial Equivalent of such benefit) to which a Participant and/or Spouse is or was entitled under any qualified or nonqualified defined contribution or defined benefit plan that is or was maintained by an Affiliated Company as the primary source of employer-provided retirement income for participants of such plan, including the Base Plan, calculated without reduction for any offsets for pensions payable by employers not affiliated with Sunoco, Inc.; provided, however, that in the case of a defined contribution plan, the value of such benefit will be determined based on the aggregate contributions made on behalf of the Participant (whether or not subsequently withdrawn by the Participant), accumulated at a rate or rates of interest as determined by the Plan Administrator, which determination will be made in a uniform and consistent manner.

1.05 Base Plan—shall mean the Sunoco, Inc. Retirement Plan.

1.06 Beneficiary—shall mean the person or persons, other than a contingent annuitant, designated by a Participant or retired Participant pursuant to Article IV.

1.07 Board of Directors—shall mean the Board of Directors of Sunoco, Inc.

1.08 Board Committee—shall mean those individual members of the Board of Directors who have been appointed by the Board of Directors with the powers and responsibilities specified in

Article VIII and to which has been delegated any fiduciary responsibilities of the Board of Directors with respect to the Plan.

1.09 Business Combination—shall have the meaning set forth herein at Section 1.10(c).

1.10 Change in Control—shall mean the occurrence of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of Sunoco, Inc. (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of Sunoco, Inc. entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Sunoco, Inc., (B) any acquisition by Sunoco, Inc., (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Sunoco, Inc. or any company controlled by, controlling or under common control with Sunoco, Inc., or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (c)(2) and (c)(3) of this definition;

(b) Individuals who, as of January 1, 2003, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of Sunoco, Inc., was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Sunoco, Inc. or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Sunoco, Inc., or the acquisition of assets or stock of another entity by Sunoco, Inc. or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns Sunoco, Inc. or all or substantially all of the assets of Sunoco, Inc. either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan

(or related trust) of Sunoco, Inc. or such corporation resulting from such Business Combination or any of their respective subsidiaries) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d) Approval by the shareholders of Sunoco, Inc. of a complete liquidation or dissolution of Sunoco, Inc.

1.11 Change in Control Election—shall have the meaning set forth in Section 6.04(b).

1.12 Chief Executive Officer Participant—shall mean the Chief Executive Officer of Sunoco, Inc. on January 1, 2003.

1.13 Company—shall mean Sunoco, Inc., and any Affiliated Company.

1.14 Credited Service—subject to the limitations hereinafter described, shall mean the following:

(a) For an Executive Participant, the actual amount, in completed years and months, of the Participant’s Service at the date of termination of Executive status; and

(b) For a Principal Officer Participant, the actual amount, in completed years and months, of the Participant’s Executive Service; and

(c) For a Participant retiring on or before January 1, 2003, an additional one month for each full year of such Service completed at the time the determination is being made; provided, however, that:

(1) the maximum number of months credited under this provision will be thirty-six (36);

(2) when the Participant attains his 62nd birthday, the number of months credited under this provision will automatically become thirty-six (36), regardless of the length of the Participant’s Service; and

(3) after the Participant’s 62nd birthday, the number of months credited under this provision will be reduced from month to month so that at any time a determination is being made, the maximum number of months credited under this provision will not exceed the number of months remaining until the Participant’s 65th birthday.

Credited Service will not include any periods of employment with an Affiliated Company before or after it becomes or ceases to be an Affiliated Company. For purposes of determining benefits, each completed month of Service shall equal 1/12 of one year of Service.

1.15 Earnings—shall mean the sum of:

(a) base salary paid or payable to a Participant by Sunoco, Inc. or an Affiliated Company; and

(b) the actual incentive awards granted to a Participant pursuant to the Sunoco, Inc. Executive Incentive Plan (the “EIP”) or the equivalent thereof pursuant to an incentive plan sponsored by Sunoco, Inc. or an Affiliated Company.

1.16 Effective Date—shall mean January 1, 1980, and as to any amendment or restatement, the effective date specified by the Board of Directors.

1.17 Employee—shall mean any individual who is employed by Sunoco, Inc. or an Affiliated Company.

1.18 Exchange Act—shall mean the Securities Exchange Act of 1934, as amended.

1.19 Executive—shall mean any Employee who is employed by the Company as a Principal Officer, or in a job which, in accordance with the Company’s job evaluation program, has been assigned 1400 or more Hay points.

1.20 Executive Participant—shall mean an Employee who became a Participant before January 1, 2003.

1.21 Executive Service—shall mean that part of a Participant’s Service rendered while he was an Executive; provided, however, that in the case of a Principal Officer Participant, Executive Service shall include only that part of a Participant’s Service rendered while he was a Principal Officer. In the case of a Participant who is not an Executive or a Principal Officer, Executive Service shall include all periods of participation pursuant to designation by the Board Committee.

1.22 Final Average Earnings—shall mean the arithmetic monthly average of the Participant’s aggregate Earnings during the thirty-six (36) calendar months of the last 120-consecutive calendar month period of Service immediately preceding the earlier of actual retirement or Termination Date (or the actual number of such months if less than thirty-six (36)) which produces the highest average).

1.23 Incumbent Board—shall have the meaning set forth herein at Section 1.10(b).

1.24 Just Cause—shall mean, for any Participant who is a participant in the Sunoco, Inc. Special Executive Severance Plan, “Just Cause” as defined in such plan, and for any other Participant:

(a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following notice of employment termination by the Participant pursuant to Section 1.37), after a written demand for substantial performance is delivered to the Participant by the Board of Directors or any employee of the Company with supervisory authority over the Participant that specifically identifies the manner in which the Board of Directors or such supervising employee believes that the Participant has not substantially performed the Participant’s duties, or

(b) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

1.25 Nonaffiliated Employer Benefit—shall mean the monthly amount of benefit, payable at the Participant’s Normal Retirement Date (or the Actuarial Equivalent of such benefit) to which a Participant and/or Spouse is or was entitled as a result of prior employment with any employer other than Sunoco, Inc. or an Affiliated Company under all qualified and nonqualified defined benefit retirement plans that are or were maintained by such employer.

1.26 Normal Retirement Date—shall mean the first day of the calendar month coincident with or next following the Participant’s 65th birthday.

1.27 Outstanding Company Common Stock—shall have the meaning set forth herein at Section 1.10(a).

1.28 Outstanding Company Voting Securities—shall have the meaning set forth herein at Section 1.10(a).

1.29 Participant—shall mean any Employee who is a Participant in the Sunoco, Inc. Retirement Plan, who has not waived his rights to participate in this Plan, and who is either:

(a) a Principal Officer; or

(b) an Executive who was participating in the Plan on January 1, 2003; or

(c) designated as a Participant by the Board Committee.

Except as provided in Sections 6.01, 6.02 or 6.04, if any Participant ceases to be a Principal Officer, or an Executive, he will thereupon cease to be a Participant (unless otherwise designated by the Board Committee), and will forfeit all rights to benefits under this Plan.

1.30 Person—shall have the meaning set forth herein at Section 1.10(a).

1.31 Plan—shall mean the Sunoco, Inc. Executive Retirement Plan as set forth in this document and as it may from time to time be amended.

1.32 Plan Administrator—shall mean the individual or entity designated as such by the Board Committee pursuant to Article VIII.

1.33 Plan Year—shall mean the annual period beginning on January 1 of any year and ending on the following December 31.

1.34 Preretirement Spouse’s Death Benefit—shall mean the benefit payable upon the Participant’s death to the Spouse of a Participant pursuant to Section 5.01.

1.35 Principal Officer—shall mean the President, Chief Operating Officer and Chief Executive Officer of Sunoco, Inc., Executives reporting directly to the President, Chief Operating Officer or Chief Executive Officer of Sunoco, Inc., and any other Executive designated by the Board Committee as being a Principal Officer.

1.36 Principal Officer Participant—shall mean a Principal Officer who becomes a Participant on or after January 1, 2003.

1.37 Qualifying Termination—shall mean, with respect to the employment of any Participant who is a participant in the Sunoco, Inc. Special Executive Severance Plan, a “Qualifying Termination” as defined in such plan, and with respect to the employment of any other Participant, the following:

(a) a termination of employment by the Company within two (2) years after a Change in Control, other than for Just Cause, death or disability;

(b) a termination of employment by the Participant within two (2) years after a Change in Control for one or more of the following reasons:

(1) the assignment to such Participant of any duties inconsistent in a way significantly adverse to such Participant, with such Participant’s positions, duties, responsibilities and status with the Company immediately prior to the Change in Control, or a significant reduction in the duties and responsibilities held by the Participant immediately prior to the Change in Control, in each case except in connection with such Participant’s termination of employment by the Company for Just Cause; or

(2) a reduction by the Company in the Participant’s combined annual base salary and guideline (target) bonus as in effect immediately prior to the Change in Control; or

(3) the Company requires the Participant to be based anywhere other than the Participant’s present work location or a location within thirty-five (35) miles from the present location; or the Company requires the Participant to travel on Company business to an extent substantially more burdensome than such Participant’s travel obligations during the period of twelve (12) consecutive months immediately preceding the Change in Control;

provided, however, that in the case of any such termination of employment by the Participant under this subparagraph (b), such termination shall not be deemed to be a Qualifying Termination unless the termination occurs within 120 days after the occurrence of the event or events constituting the reason for the termination; or

(c) before a Change in Control, a termination of employment by the Company, other than a termination for Just Cause, or a termination of employment by the Participant for one of the reasons set forth in (b) above, if the affected Participant can demonstrate that such termination or circumstance in (b) above leading to the termination:

(1) was at the request of a third party with which the Company had entered into negotiations or an agreement with regard to a Change in Control; or

(2) otherwise occurred in connection with a Change in Control;

provided, however, that in either such case, a Change in Control actually occurs within one (1) year following the Employment Termination Date.

1.38 Service—shall mean the completed years and months of an Employee’s employment by Sunoco, Inc. or an Affiliated Company, whether or not continuous.

1.39 Social Security Benefit—shall mean the Primary Insurance Amount to which a Participant becomes entitled at age sixty-five (65) under Social Security legislation in effect on the earliest of his Normal Retirement Date, early retirement date or Termination Date.

1.40 Spouse—shall mean the individual who is the legally married husband or wife of a Participant.

1.41 Statutory Benefit—shall mean the monthly amount of any benefit (or the Actuarial Equivalent of such benefit) from any country other than the United States to which a Participant, upon proper application, is or would be entitled.

1.42 Sunoco, Inc.—shall mean Sunoco, Inc. or any corporation which succeeds to the position of Sunoco, Inc. as common parent of the Sunoco Affiliated Group, within the meaning of regulations issued under the Internal Revenue Code.

1.43 Termination Date—shall mean the date on which a Participant ceases to be an Employee.

ARTICLE II

Contributions

2.01 Employer Contributions. All benefits payable under this Plan will be paid by the Company. A Participant will have no right, title, or interest whatsoever in or to any investments which the Company may make to aid in meeting such obligations as may arise under the Plan. Nothing contained in the Plan, nor any action taken pursuant to its provisions, will create or be construed to create a trust or a fiduciary relationship between the Company and any Participant or any other person. To the extent that any person acquires a right to benefits under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company. All payments to be made under the Plan will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts.

2.02 Participant Contributions. No contributions by Participant will be required or permitted under this Plan.

2.03 Expenses of Administration. All expenses of administering this Plan will be paid by the Company.

ARTICLE III

Retirement Benefits

3.01 Normal Retirement. Except as provided in Section 3.06, each Participant will be retired on his Normal Retirement Date.

3.02 Normal Retirement Income—Principal Officer Participants. A Principal Officer Participant who retires on or after his Normal Retirement Date and after the completion of five years of Executive Service will be entitled to a monthly normal retirement income, payable in the normal form of payment pursuant to Section 3.09, equal to (a) reduced by (b):

(a) 2.25% of his Final Average Earnings multiplied by his Executive Service;

(b) the sum of:

(1) 100% of his Affiliated Company Benefit, plus

(2) 100% of his Statutory Benefit;

provided, however, that the monthly normal retirement income that a Principal Officer Participant would otherwise be entitled to receive under Section 3.02(a) shall not exceed 50% of his Final Average Earnings.

3.03 Normal Retirement Income—Executive Participants. An Executive Participant who retires on or after his Normal Retirement Date and after the completion of five years of Executive Service will be entitled to a monthly normal retirement income, payable in the normal form of payment pursuant to Section 3.09, equal to the greater of (a) or (b), reduced by (c):

(a) a monthly normal retirement income, payable in the normal form of payment pursuant to Section 3.09, equal to 2.25% of his Final Average Earnings multiplied by his Executive Service; provided, however, that the benefit that an Executive Participant would otherwise be entitled to receive under this Section 3.03(a) (before reduction for any Affiliated Company Benefit or Statutory Benefit under Section 3.03(c)) shall not exceed fifty percent (50%) of his Final Average Earnings; or

(b) subject to the provisions of Sections 3.04 and 3.05, the excess of (1) over (2), where:

(1) equals the sum of:

(a) 1 2/3% of his Final Average Earnings multiplied by his Credited Service up to a maximum of 30 years, plus

(b)  3/4% of his Final Average Earnings multiplied by his Credited Service in excess of 30 years, and

(2) equals 1 2/3% of his Social Security Benefit multiplied by his Service up to a maximum of 30 years;

(c) the sum of:

(1) 100% of his Affiliated Company Benefit (determined as of the annuity starting date of the benefit payable under Section 3.03(a) or Section 3.03(b) above), plus

(2) 100% of his Statutory Benefit;

3.04 Maximum Normal Retirement Income—Executive Participants. The monthly normal retirement income which an Executive Participant would otherwise be entitled to receive under Section 3.03(b) will not exceed fifty percent (50%) of his Final Average Earnings.

3.05 Minimum Normal Retirement Income—Executive Participants. Notwithstanding the foregoing, the monthly normal retirement income which an Executive Participant would otherwise be entitled to receive under Section 3.03 will not be less than the excess of (a) over (b), where

(a) equals 3 1/3% of his Final Average Earnings multiplied by his Credited Service up to a maximum of twelve (12) such years, and

(b) equals the sum of:

(1) 100% of his Affiliated Company Benefit,

(2) 100% of his Nonaffiliated Employer Benefit, plus

(3) 100% of his Statutory Benefit.

3.06 Early Retirement Date. A Participant will be eligible to retire on an early retirement date which will be the first day of any calendar month coincident with or next following his 55th birthday if he has then completed at least five (5) years of Executive Service.

3.07 Early Retirement Income. The monthly early retirement income payable to the Participant commencing on his early retirement date will be equal to the monthly normal retirement income that would otherwise be applicable under Sections 3.02, 3.03, 3.04 and 3.05, adjusted as follows:

(a) The amount calculated in Sections 3.02(a) and 3.03(a) will be reduced by  5/12% for each full month by which actual retirement precedes the Normal Retirement Date by more than three (3) years.

(b) The Social Security Benefit referred to in Section 3.03(b)(2) will be determined by projecting the Participant’s Service to his Normal Retirement Date and assuming constant Earnings, at his last rate in effect, to Normal Retirement Date, and will then be multiplied by a fraction, the numerator of which will be his Service to the date of actual retirement and the denominator of which will be his projected Service to Normal Retirement Date.

(c) The amount calculated in Sections 3.03(b)(1), 3.04 and 3.05 will be reduced by  5/12% for each full month by which actual retirement precedes the Normal Retirement Date by more than five (5) years, and the offset for Social Security Benefits calculated in Section 3.03(b)(2) will be reduced by  7/12% for each full month that actual retirement precedes the Normal Retirement Date during the five-year period immediately preceding the Normal Retirement Date, and  7/24% for each full month that actual retirement precedes the Normal Retirement Date by more than five (5) years.

(d) In determining the benefit payable under this Section 3.07, any Affiliated Company Benefit will be the amount payable as of the annuity starting date of the early retirement income payable hereunder.

3.08 Special Retirement Income—Chief Executive Officer Participant . The Chief Executive Officer Participant will be entitled to benefits under this Section 3.08 if such benefits are greater than the benefits payable pursuant to Sections 3.02, 3.03, 3.04, 3.05 or 3.07, and benefits under this Section 3.08 are payable in the normal form of payment pursuant to Section 3.09. The Chief Executive Officer Participant who retires on or after his Normal Retirement Date with ten years of Executive Service will be entitled to a monthly special retirement income equal to 60% of his Final Average Earnings. The monthly special retirement income of a Chief Executive Officer Participant who retires before his Normal Retirement Date with ten years of Executive Service will be the amount determined in the preceding sentence reduced by  5/12% for each month that his Termination Date precedes his Normal Retirement Date. The benefit payable under this Section 3.08 shall be reduced by the Affiliated Company Benefit determined as of the annuity starting date of the benefit payable under this Section 3.08. If benefits are payable under this Section 3.08, no benefits will be payable to the Chief Executive Officer Participant under Sections 3.02, 3.03, 3.04, 3.05 or 3.07.

3.09 Normal Form of Benefit. Except as provided in Article IV, retirement benefits under this Plan will be in the form of a lump sum payment of the Actuarial Equivalent of the retirement income determined under Sections 3.02, 3.03, 3.04, 3.05, 3.07 and 3.08, whichever is applicable. For purposes of determining the lump sum Actuarial Equivalent of retirement income pursuant to Sections 3.02, 3.03, 3.04, 3.05, 3.07 and 3.08, the value of early retirement and survivor benefits under the Plan shall be reflected in such lump sum amounts.

3.10 Time of Payment. The payment of a Participant’s retirement benefits shall be made or commence no later than the last day of the calendar month in which the Participant retires.

3.11 Increase in Monthly Benefits. Effective July 1, 1998, the monthly benefits of

(a) retirees who retired prior to January 1, 1981, as a result of normal retirement under Section 3.01 or early retirement under Section 3.06,

(b) surviving Spouses, contingent annuitants or Beneficiaries of the retirees described in subsection 3.11(a) who are receiving benefits on July 1, 1998, or

(c) surviving Spouses who began receiving surviving Spouse’s benefits under Article V prior to January 1, 1990,

shall be increased by the amount determined in the following sentence, subject, however, to the limitation that the combined increases under the Base Plan and the Plan effective July 1, 1998, shall not exceed $85.00.

The monthly benefit increase shall be the excess of the sum of twenty percent (20%) of the combined monthly benefit under the Base Plan and the Plan up to $250.00, ten percent (10%) of the combined monthly benefit under the Base Plan and the Plan in excess of $250.00 up to $500.00, three percent (3%) of the combined monthly benefit under the Base Plan and the Plan in excess of $500.00 up to $750.00, and one percent (1%) of the combined monthly benefit under the Base Plan and the Plan in excess of $750.00 up to $1,000, over the monthly benefit increase effective July 1, 1998 under the Base Plan. Benefits payable on account of disability shall not be increased. Fifty percent (50%) of these retiree benefit increases shall be continued to the surviving Spouse; provided, however, that any such increases in retirement income shall not be subject to adjustments in effect at the time of the election or retirement reflecting the cost of benefit increases under this Section.

ARTICLE IV

Optional Forms of Retirement Income

4.01 Election of an Optional Form of Payment. Not later than thirty (30) days prior to a Participant’s retirement date, a Participant may elect, in lieu of the normal form of retirement benefits, an optional form of retirement income. A Participant may not change or revoke an elected option unless such change is made thirty (30) days prior to the Participant’s retirement date. Each election, designation and revocation of an option will be made in writing and in conformity with such rules as may be prescribed by the Plan Administrator. Notwithstanding the foregoing, a Spouse may not elect an optional form of receiving any benefit payable under Article V.

4.02 Monthly Annuity Option. A Participant may elect to receive an annuity which is equal to the monthly normal retirement income determined under Sections 3.02, 3.03, 3.04, 3.05, 3.07 and 3.08, whichever is applicable.

4.03 Contingent Annuity Option. A Participant may elect to receive a reduced retirement income, the amount of which will be determined by application of appropriate Actuarially Equivalent factors adopted by the Plan Administrator for the age and sex of the Participant and the contingent annuitant. The contingent annuity option provides:

(a) payments to the Participant for life; and

(b) continuation of such payments, or any part of them designated by the Participant, to the contingent annuitant, if surviving, for life.

4.04 Ten-Year Certain Option. A Participant may elect to receive a retirement income of Actuarially Equivalent value payable for life, provided that such income will be paid to such Participant or to the Beneficiary of such Participant for ten (10) years after the Participant’s retirement regardless of whether the Participant or Beneficiary survives such period. At the discretion of the Plan Administrator, any benefit payable hereunder to a Beneficiary may be commuted and paid in one sum.

4.05 Other Forms of Pension. A Participant may elect to receive a benefit payable over a period not less than the remaining lifetime of such Participant and, if the Participant so further elects, thereafter to the designated Beneficiary for as long as such designated Beneficiary survives the Participant in such other form having an Actuarially Equivalent value as may be approved by, and be subject to such conditions as may be prescribed by, the Plan Administrator.

4.06 Rules Applicable to Contingent Annuity Option.

(a) If the Participant should die before the effective date of the contingent annuity option, no benefit will be payable to the contingent annuitant.

(b) If the contingent annuitant should die before the effective date of the contingent annuity option, the option will automatically be cancelled and the normal monthly retirement income will be payable to the Participant as if the option had not been elected.

(c) If the contingent annuitant should die before the Participant but after the effective date of the contingent annuity option, benefits will be payable or continue to be paid to the Participant on the reduced basis; provided, however, that if the contingent annuitant should die during the first four years following commencement of the retirement income payments to the Participant, the amount of the reduced retirement income payable to the surviving retired Participant will be increased by restoring a percentage of the reduction amount as follows:

Death of Contingent Annuitant During	Percentage of Discount Restored
First Year	80%
Second Year	60%
Third Year	40%
Fourth Year	20%
Fifth and Subsequent Years	0%

(d) If the retirement date is earlier than the effective date of the contingent annuity option, retirement benefits commencing at the actual retirement date will be made on the normal form of retirement income. If the Participant and the contingent annuitant are living on such effective date, the retirement benefit will be adjusted to provide retirement income on and after such date in the optional form.

4.07 Acceleration of Annuity Options. Notwithstanding the foregoing, if the Internal Revenue Service makes a determination that the Participant must include any amounts from the Plan in the taxable income of such Participant in a taxable year prior to the year in which the Participant actually receives those amounts, the Participant shall receive the Actuarial Equivalent of the remainder of the benefit determined under Sections 3.02, 3.03, 3.04. 3.05, 3.07 and 3.08, whichever is applicable. Such distribution shall be made no later than the last day of the calendar year in which the Participant informs the Plan Administrator that the Internal Revenue Service has made such a determination.

ARTICLE V

Death Benefits

5.01 Preretirement Spouse’s Death Benefit. In the event of the death of a Participant during active employment and after having become eligible to elect an early retirement date, the Participant’s Spouse will be entitled to a death benefit payable in the normal form of payment pursuant to Section 5.02 in the amount hereinafter set forth. The amount of such monthly income will be fifty percent (50%) of the monthly early retirement income that would have been payable to the Participant under Section 3.07 or Section 3.08 (if greater) had he retired on the date of his death; provided, however, that:

(a) the reduction specified in Section 3.03(c)(2) with respect to the Participant’s Affiliated Company Benefit will not be applicable;

(b) the early retirement reduction percentage described in Sections 3.07(a) and 3.07(c) will be applied only to the offset for Social Security Benefits;

(c) the monthly income payments to the Spouse will be reduced by 1/2% for each year that the Spouse is more than ten (10) years younger than the Participant;

(d) the amount payable to the Spouse will be reduced by any amount of Affiliated Company Benefits that are attributable to Affiliated Company contributions and that are payable to such Spouse; and

(e) the benefit that would have been payable under Section 3.08 shall be payable without regard to whether the Chief Executive Officer Participant has ten years of Service at the date of his death.

5.02 Normal Form of Preretirement Spouse’s Death Benefit. Except as otherwise elected pursuant to Section 5.03, the Preretirement Spouse’s Death Benefit will be in the form of a lump sum payment of the Actuarial Equivalent of the Preretirement Spouse’s Death Benefit determined under Section 5.01 payable no later than the last day of the calendar month following the month in which the Participant died.

5.03 Election of Optional Form of Preretirement Spouse’s Death Benefit. A Participant who is eligible to elect an early retirement date may elect to have the Preretirement Spouse’s Death Benefit paid in an annuity pursuant to this Section. If this form of payment is elected by the Participant, the Participant’s Spouse shall receive a Preretirement Spouse’s Death Benefit in the form of monthly payments commencing no later than the last day of the calendar month following the month in which the Participant died, payable over the lifetime of the Spouse. A Participant may change or revoke an election of this option at any time prior to his actual retirement. Each election, designation and revocation of an option will be made in writing and in conformity with such rules as may be prescribed by the Plan Administrator.

5.04 Postretirement Spouse’s Death Benefit. In the event a Participant who has elected to receive a retirement benefit in one of the optional forms outlined in Article IV, dies after retiring or after attaining Normal Retirement Date, the Spouse at the time of commencement of the distribution of such retirement benefit will receive a monthly retirement income payable for the lifetime of such Spouse in an amount equal to fifty percent (50%) of the retirement income being paid or payable to the Participant (before giving effect to any reduction in income required by the election of an optional form of payment under Article IV); provided, however, that:

(a) the reduction specified in Section 3.03(c)(1) with respect to the Participant’s Affiliated Company Benefit will not be applicable;

(b) the monthly income payable to the Spouse will be reduced by 1/2% for each year that the Spouse is more than ten years younger than the Participant; and

(c) the amount payable to the Spouse will be reduced by any amount of Affiliated Company Benefits that are attributable to Affiliated Company contributions and that are payable to such Spouse.

The Spouse’s death benefit payable under this Section 5.04 will be in addition to any benefits otherwise payable under Article IV.

ARTICLE VI

Termination of Employment or Status as Executive or Principal Officer; Re-employment

6.01 Termination of Employment.

(a) Voluntary Termination. A Participant whose employment is terminated for any reason other than death or retirement, including early retirement, will not be entitled to benefits under this Plan, except as provided in subsection 6.01(b) and Section 6.04 hereof.

(b) Involuntary Termination. Notwithstanding any other provision of the Plan (and except as discussed herein), a Participant whose employment is involuntarily terminated prior to his Early Retirement Date, other than for Just Cause, and who executes a release and discharge of the Company from any and all claims, demands or causes of action other than as to amounts or benefits due to the Participant under any plan, program or contract provided by, or entered into with, the Company will be entitled to benefits in accordance with this subsection 6.01(b). Such release and discharge shall be in such form as prescribed by the Committee and shall be executed prior to the payment of any benefits due hereunder. In addition, no benefits due hereunder shall be paid to a Participant who is required by Company guidelines to execute an agreement governing the assignment of patents or the disclosure of confidential information unless an executed copy of such agreement is on file with the Company. The benefits under this Section 6.01(b) shall consist of a nonforfeitable percentage (not to exceed 100%) in the benefits calculated under Section 3.07 (including the minimum benefit defined under Section 3.05, in the case of Executive Participants) equal to 1-2/3% times the number of completed months of Executive Service. Such benefits shall commence coincident with or next following the first day of the calendar month in which the Participant attains age fifty-five (55), or if the Participant elects, the benefit will be paid no later than thirty (30) days after the Termination Date, in a lump sum payment of the Actuarial Equivalent of the age fifty-five (55) retirement income determined under Section 3.07, with an additional reduction of such benefit by discounting it to the date of payment using the interest rate used in Section 1.02. If the Participant elects to commence the benefit prior to age fifty-five (55), the Actuarial Equivalent will be calculated prior to reduction for any Affiliated Company Benefit, and then such Actuarially Equivalent benefit will be reduced by the Affiliated Company Benefit payable immediately. A Participant may elect to commence the benefit payable under this Section 6.01(b) prior to age 55 only if such Participant also elects to commence the Affiliated Company Benefit at the same time the benefit under this Section 6.01(b) commences. Any Participant who also is eligible to receive benefits under Section 6.04 shall not receive benefits hereunder but shall instead receive the benefits under Section 6.04. If the Participant has not elected to receive a lump sum payment under this Section 6.01(b), and dies prior to commencement of the payment of the benefit under this Section 6.01(b), then the Participant’s Spouse will be entitled to a preretirement death benefit in accordance with Sections 5.01, 5.02 and 5.03.

6.02 Termination of Executive or Principal Officer Status. If a Participant remains employed by the Company but ceases to be an Executive or a Principal Officer, he will forfeit the right to all benefits under this Plan unless otherwise designated to remain as a Participant by the Board Committee or unless he had attained his 55th birthday and completed at least five (5) years of Executive Service at the time he ceased to be an Executive or a Principal Officer, except as otherwise provided in this Section 6.02. If any such Participant is designated at the Board Committee as being eligible to remain a Participant even though no longer an Executive or a Principal Officer, the Participant will continue as such for all purposes of this Plan. If the Participant is not so designated by the Board Committee but has completed at least five years of Executive Service, he will remain a Participant, but will be entitled to benefits based only upon his Service, Credited Service as of the date he ceased to be an Executive or Principal Officer, and Final Average Earnings as of his Termination Date.

6.03 Reemployment. If a retired Participant is reemployed by the Company, his benefits will thereupon cease, and upon again becoming such an Employee he will have his prior period of Service, Credited Service and Executive Service restored to him only as designated by the Board Committee.

6.04 Change in Control.

(a) Notwithstanding any other provisions in the Plan (including any minimum age and/or length of service requirements for vesting of benefits), a Participant shall become fully and irrevocably vested upon the earliest of:

(1) the Participant’s Qualifying Termination;

(2) a termination of the Participant’s employment by the Company after a Change in Control by reason of death or disability;

(3) the termination of this Plan after a Change in Control; or

(4) any amendment of this Plan after a Change in Control in a manner that purports to reduce any benefit due under this Plan.

As a result of such vesting, each such Participant shall become entitled to benefits calculated as follows:

(i) Except for purposes of Section 1.14(c), Service and Credited Service shall be increased by 36 months, with the number of months credited under this Section 6.04(a)(i) reduced by one month for each completed month of Service of the Participant after the date of the Change in Control, but not below zero.

(ii) If at the Termination Date, the Participant has attained his Normal Retirement Date, he shall be entitled to a benefit calculated in accordance with Section 3.02 (for Principal Officer Participants) or Section 3.03 (for Executive Participants).

(iii) If at the Termination Date, the Participant has not attained his Normal Retirement Date, or has not attained his Early Retirement Date, he shall be entitled to benefits calculated under Section 3.07 (including the minimum benefit defined under Section 3.05 in the case of Executive Participants).

(iv) Final Average Earnings shall be determined using the greater of:

(A) the amount determined under Section 1.21 without reference to this Section 6.04(a)(iv); or

(B) the amount determined under Section 1.21 as of the end of the calendar month preceding the date of a Change in Control.

(v) In the case of a Participant who has not attained his Early Retirement Date at the Termination Date, such benefits shall commence coincident with, or next following the first day of, the calendar month in which the Participant attains age fifty-five (55), or if the Participant elects, the benefit will be paid no later than thirty (30) days after the Termination Date, in a lump sum payment of the Actuarial Equivalent of the age fifty-five (55) retirement income determined under Section 3.07 with additional reduction of such benefit by discounting it to the date of payment using the interest rate used in Section 1.02. Such Actuarial Equivalent will be calculated prior to reduction for any Affiliated Company Benefit, and then such Actuarially Equivalent benefit will be reduced by the Affiliated Company Benefit payable immediately. A Participant may elect to commence the benefit payable under this Section 6.04(a)(v) prior to age 55 only if such Participant also elects to commence the Affiliated Company Benefit at the same time the benefit under this Section 6.04(a)(v) commences.

(vi) In the event the Chief Executive Officer Participant has not attained his Normal Retirement Date at the Termination Date (regardless of whether he has ten years of Service at the Termination Date), the benefits under Section 3.08 will be a monthly special retirement income equal to 60% of his Final Average Earnings (with such income reduced by 5/12% for each month that his Termination Date precedes his Normal Retirement Date). The benefit payable under this Section 6.04(a)(vi) shall be reduced by the Affiliated Company Benefit determined as of the annuity starting date of the benefit payable under this Section 6.04(a)(vi).

In addition, a Participant who terminates his employment for any reason after a Change in Control and who is not described in the first sentence of Section 6.04(a), shall become entitled to the benefits set forth at Section 6.04(a)(4)(ii), (iii), (iv) and (v), to the extent the Participant meets the age requirements set forth in each such subsection.

(b) Notwithstanding any other provisions in this Plan, at any time, a Participant or Beneficiary may make a “Change in Control Election.” If a Participant or Beneficiary makes a Change in Control Election that remains in force in accordance with the rules described below, the Participant or Beneficiary will be entitled to receive, in a single lump sum payment upon the occurrence of a Change in Control, the Actuarial Equivalent of the remaining payments of retirement income to which he or she is entitled under the Plan as of the Change in Control. In order for a Change in Control Election to be effective, however, the Participant or Beneficiary must be receiving Plan benefits pursuant to Article IV at the time that a Change in Control occurs. In addition, any Change in Control Election or revocation of an existing Change in Control Election shall be null and void if a Change in Control occurs within 12 months after it is made, and the Participant’s or Beneficiary’s most recent preceding Change in Control Election, if timely made and not revoked at least 12 months before the Change in Control, shall remain in force. Each such election or revocation shall be made in writing and in conformity with such rules as may be prescribed by the Plan Administrator.

(c) In addition, from the date of a Change in Control and for twelve (12) months thereafter, each Participant or Beneficiary who is receiving retirement benefits pursuant to Article IV and who does not have a Change in Control Election in force, shall have the right to withdraw, in a single lump-sum cash payment, an amount equal to ninety-five percent (95%) of the Actuarial Equivalent of the remaining payments of retirement income to which the Participant is then entitled under this Plan (a “95% Withdrawal”); provided, however, that if this option is exercised, such Participant or Beneficiary will forfeit to the Company the remaining five percent (5%) of the Actuarial Equivalent of such payments. Payments pursuant to a 95% Withdrawal shall be made as soon as practicable, but no later than thirty (30) days after the Participant or Beneficiary notifies the Plan Administrator in writing that he is exercising his right to elect a 95% Withdrawal.

(d) The Company shall pay all reasonable legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or other right such Participant may be entitled to under the Plan after a Change in Control; provided, however, that the Participant shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.

ARTICLE VII

Disability Benefits

7.01 Participants Receiving Disability Benefits. A Participant receiving disability benefits under the Sun Executive Disability Income Program will remain a Participant. Such a Participant will be entitled to a monthly normal retirement income, to commence at his Normal Retirement Date, computed in accordance with Sections 3.02, 3.03, 3.04 or 3.05 as applicable, assuming constant Earnings and annual guideline (target) bonus to Normal Retirement Date, Social Security benefits as calculated under the Social Security Act in effect on the Participant’s date of disability, and including as Service, Credited Service and Executive Service, the period during which he qualifies for and receives disability benefits under the Sun Executive Disability Income Program. Such determination will be made as of Normal Retirement Date. Notwithstanding the foregoing, for purposes of determining the benefit provided to the Chief Executive Officer Participant pursuant to Section 3.08, Service, Credited Service and Executive Service shall not include the period during which he qualifies for and receives disability benefits under the Sun Executive Disability Income Program. The normal form for the payment of retirement income to the Participant will be as set forth in Section 3.09.

7.02 Status During Disability. A Participant receiving Sun Executive Disability Income Program benefits prior to his Normal Retirement Date will be entitled to benefits under Section 5.01 and, if applicable, Section 5.02. After his Normal Retirement Date, he will be deemed to have retired. Such a Participant, if otherwise eligible, may also elect to retire early under the provisions of Section 3.06.

ARTICLE VIII

Administration of the Plan

8.01 Allocation and Delegation of Fiduciary Responsibilities. Fiduciary responsibilities with respect to the Plan are to be allocated as set forth in this Article VIII. A fiduciary will have only those specific powers, duties, responsibilities and obligations as are specifically given him under this Plan. It is intended that each fiduciary be responsible for the proper exercise of his own powers, duties, responsibilities and obligations under this Plan, and generally will not be responsible for any act or failure to act of another fiduciary. A fiduciary may delegate to any person or entity, who may or may not be a fiduciary, any of its powers or duties under the Plan.

8.02 Powers and Responsibilities of the Board of Directors. The Board of Directors has the following powers and responsibilities:

(a) To authorize amendments to the Plan;

(b) To terminate the Plan; and

(c) To appoint and remove members of the Board Committee, as set forth in Section 8.03, below.

8.03 Board Committee.

(a) The Board Committee will consist of at least three Directors who will be appointed by and serve at the pleasure of the Board of Directors. The Board of Directors will also appoint one member of the Board Committee to act as Chairman of such Committee. Vacancies will be filled in the same manner as appointments. Any member of the Board Committee may resign by delivering a written resignation to the Board of Directors, to become effective upon delivery or at any other date specified therein.

(b) The members of the Board Committee will appoint a Secretary who may, but need not be, a member of the Board Committee. The Board Committee may, in writing, delegate some or all of its powers and responsibilities as specified in subsection 8.03(d) to any other person or entity, who may or may not be a fiduciary.

(c) The Board Committee will hold meetings upon such notice, at such time or times, and at such place or places as it may determine. The majority of the members of the Board Committee at the time in office will constitute a quorum for the transaction of business at all meetings and a majority vote of those present at any meeting will be required for action. The Board Committee will also act by written consent of a majority of its members.

(d) The Board Committee will have the following powers and responsibilities:

(1) To prepare periodic administration reports to the Board of Directors which will show, in reasonable detail, the administrative operations of the Plan;

(2) To appoint and remove the Plan Administrator; and

(3) To appoint and remove other fiduciaries.

8.04 Plan Administrator.

(a) The Plan Administrator will be appointed by and serve at the pleasure of the Board Committee. The Plan Administrator may resign by delivering a written resignation to the Board Committee, to be effective on delivery or at any other date specified therein. Upon the resignation or removal of the Plan Administrator, a successor Plan Administrator will be appointed by the Board Committee.

(b) The Plan Administrator may, in writing, delegate some or all of his powers and responsibilities as set forth in subsection 8.04(c) to any other person or entity, who may or may not be a fiduciary.

(c) The Plan Administrator will adopt such rules for administration of the Plan as he considers desirable, provided they do not conflict with the Plan. Records of administration of the Plan will be kept, and Participants and their Spouses, Beneficiaries and contingent annuitants may examine records pertaining directly to themselves. The Plan Administrator will have the following powers and responsibilities:

(1) To select and terminate an actuary for the Plan.

(2) To establish and maintain claims review procedures.

(3) To construe the Plan, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to administer the Plan, with any instructions or interpretation of the Plan made in good faith by the Plan Administrator to be final and conclusive for all purposes.

(4) To comply with any requirements of the Employee Retirement Income Security Act of 1974 with respect to filing reports with governmental agencies.

(5) To provide Employees with any and all information required by the Employee Retirement Income Security Act of 1974.

(6) To approve any actuarial assumptions.

(7) To coordinate any necessary audit process with respect to reports on administration data.

(8) To conduct routine Plan administration.

8.05 Employment of Agents. The fiduciaries may retain such counsel, actuarial, medical, accounting, clerical and other services as they may require to carry out the provisions and purposes of the Plan.

8.06 Reliance on Reports and Certificates. Fiduciaries under the Plan and the officers and managers and Employees of the Company and any Affiliated Company will be entitled to rely upon all tables, valuations, certificates and reports furnished by any duly appointed actuary, insurance company, or by any duly appointed accountant, and upon all opinions given by any duly appointed legal counsel.

8.07 Compensation. Fiduciaries under the Plan will not receive any compensation for their services as such.

8.08 Fiduciary’s Own Participation. A fiduciary may not act, vote or otherwise influence a decision specifically relating to his own participation under the Plan.

8.09 Liability for Administration of the Plan. In the administration of the Plan, neither a fiduciary, not any officers, directors or employees of the Company or any Affiliated Company or their agents will be liable jointly or severally for any loss due to his or its error or acts of omission or commission, except for his or its own individual misconduct. The Company will indemnify each fiduciary, officer, director or employee of the Company and any Affiliated Company from any and all expenses arising out of his or its responsibilities under the Plan, excepting such expenses and liabilities arising out of his or its own individual willful misconduct.

ARTICLE IX

General Provisions

9.01 Right to Amend or Terminate. The Company expects and intends to continue the Plan indefinitely, but necessarily reserves the right, by action of the Board of Directors, to amend, alter, suspend or terminate the Plan in whole or in part, and at any time; provided, however, that, without the written consent of the Participant, no such amendment or termination shall adversely affect the rights of such Participants, or the beneficiaries of such Participant, with respect to benefits accrued by that Participant under the Plan prior to the date on which final action is taken with respect to such amendment or termination, and in the event that such amendment or termination adversely affects the rights of such Participant, or the beneficiaries of such Participant, the accrued benefits of such Participant under the Plan immediately prior to such amendment or termination shall become nonforfeitable, and provided, further, that the provisions of the Plan relating to a Change in Control, including, without limitation, Sections 1.10, 1.37 and 6.04, may not be amended in a manner adverse to Participants after a Change in Control or before, but in connection with, a Change in Control.

9.02 Alienation of Benefits. No benefits payable under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any action by way of anticipating, alienating, selling, transferring, assigning, pledging, encumbering or charging the same will be void and of no effect nor will any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit.

9.03 Payment to Minors and Incompetents. If a Participant, Spouse, contingent annuitant or Beneficiary entitled to receive any benefits hereunder is a minor, or is deemed by the Plan Administrator or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian or committee of such minor or incompetent, or they may be paid to such person or persons who the Plan Administrator believes is or are caring for or supporting such minors or incompetents. Any such payments, to the extent thereof, will be a complete discharge for the payment of such benefit.

9.04 Unclaimed Benefit. If any benefit under the Plan had been payable to and unclaimed by any person for a period of four years since the whereabouts or existence of such person was last known to the Plan Administrator, the Plan Administrator may direct that all rights of such person to payments accrued and to future payments be terminated absolutely, provided that if such person subsequently appears and identifies himself to the satisfaction of the Plan Administrator, then the liability will be reinstated.

9.05 Plan Voluntary. The Plan is purely voluntary on the part of the Company. Neither the establishment of the Plan, nor any amendment thereto, nor the creation of any fund or account, nor the payment of any benefit will be construed as conferring upon any Employee or Participant the right to be retained in the employ of the Company or any Affiliated Company, and all Employees and Participants will remain subject to discharge, discipline or termination to the same extent as if the Plan had never been established.

9.06 Gender. Whenever used herein, the masculine pronoun will include the feminine and the singular the plural, unless a different meaning is plainly required by the context.

9.07 Construction. The Plan will be construed, enforced and administered according to the laws of the Commonwealth of Pennsylvania. In the event any provision of the Plan is held illegal or invalid for any reason, it will not affect the remaining provisions of the Plan, but the Plan will be construed and enforced as if such illegal and invalid provision had not been included therein.